EXHIBIT 24.4

POWER OF ATTORNEY

(Annual Report on Form 10-K)

The undersigned, an officer and/or director of Electro Scientific Industries, Inc., constitutes and appoints Nicholas Konidaris and Kerry Mustoe, and each of them, his or her true and lawful attorney and agent to do any and all acts and things and execute in his or her name as an officer or director of the Company the Annual Report on Form 10-K for the year ended June 3, 2006 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and the undersigned does hereby ratify and confirm all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof. Any one of said attorneys or agents shall have, and may exercise, all powers conferred.

Dated: July 20, 2006.

/s/ W. ARTHUR PORTER
W. Arthur Porter